Exhibit 10.12 (b)
STANLEY BLACK & DECKER
SUPPLEMENTAL RETIREMENT PLAN
(Effective January 1, 2011, Except As Otherwise Provided)
     Background. Stanley Black & Decker, Inc., together with its wholly-owned U.S. subsidiaries (“Stanley Black & Decker”), has maintained the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works to provide certain employees with benefits that are not provided under a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”). Stanley Black & Decker, Inc. now desires to amend said plan into two separate restated plans. This document sets forth the terms of the plan restatement to be known as the Stanley Black & Decker Supplemental Retirement Plan (the “Plan”).
Article 1
Effective Date
This restatement shall be effective January 1, 2011, except as otherwise provided herein. This amended and restated Plan shall apply with respect to any amounts distributed from the Plan on or after January 1, 2011, provided that this restatement of the Plan shall not apply with respect to periodic payments of a Stanley Black & Decker Supplemental Retirement Plan Benefit that are a continuation of a series of periodic payments that began prior to January 1, 2011.
Article 2
Definitions
The following terms have the meanings set forth below.
     “Actuarial Equivalent” means a benefit which has the same present value, as of the benefit commencement date, as the single life annuity form of benefit computed in accordance with Article 7 on the basis of the factors for determining actuarial equivalence described in Section 3.2(c)(iii).
     “Beneficiary” means any individual, trust or estate designated by a Participant, in accordance with the procedures established by the Company, to receive a death benefit payable on the Participant’s behalf under the Plan. If, at the time of death of a Participant, there is no beneficiary designation on file with the Company or there is no such designated beneficiary surviving, the death benefit, other than a death benefit for a joint annuitant provided under a joint and survivor annuity, shall be paid to the Participant’s surviving spouse, or, if there is no surviving spouse, the death benefit shall be paid to the Participant’s estate. Any benefit payable upon the death of a Participant’s joint annuitant, after beginning to receive payments under a joint and survivor annuity, shall be paid to the beneficiary designated in writing by the joint annuitant, provided that, if no designated beneficiary survives the joint annuitant, the benefit shall be paid to the joint annuitant’s estate.
     “Committee” means the Finance and Pension Committee of the Board of Directors of the Company.
     “Company” means Stanley Black & Decker, Inc.
     “Controlled Group” means a group of corporations or other entities of which the Company is a member, determined under Section 414(b) and Section 414(c) of the Internal Revenue Code, applied by utilizing “at least 80 percent” each place it appears in Internal Revenue Code Section 1563(a)(1), (2) and (3) and in Treasury Regulation Section 1.414(c)-2.

     “Employee” means an individual employed by Stanley Black & Decker as a common law employee on a salaried basis who is subject to the income tax laws of the United States and is not covered under a collective bargaining agreement.
     “Participant” means an individual who has a vested Supplemental Retirement Plan Benefit as of January 1, 2011.
     “Plan Year” means the calendar year.
     “Retirement Plan” means The Stanley Works Retirement Plan as in effect on April 16, 2002, without regard to any subsequent changes in such plan.
     “Separation from Service” means the termination of a Participant’s employment with the Controlled Group for a reason other than death. Whether a Separation from Service has occurred is determined in accordance with the standards that apply for determining if there is a ‘separation from service’ for a reason other than death pursuant to Treasury Regulation Section 1.409A-1(h)(1). There is a Separation from Service as of a particular date, if the Company and the Participant reasonably anticipated that, as of that date, the Participant would provide no further services to the Controlled Group as a common law employee or as an independent contractor or the Participant would provide services to the Controlled Group as a common law employee or an independent contractor at an annual rate that is not more than 20% of the services rendered, on average, during the immediately preceding 36 consecutive months of service (or the full period of service, if less than 36 months). For purposes of the preceding sentence, service as a director of a member of the Controlled Group shall not be taken into account.
     The Participant’s employment relationship shall be treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence, provided that the Participant is expected to return to work for a member of the Controlled Group and the period of such leave of absence does not exceed six months, or if the period is longer, the Participant has a right to reemployment with a member of the Controlled Group either by statute or by contract. If the period of a military leave, sick leave or other bona fide leave of absence exceeds six months and there is no right to reemployment, a termination of the employment relationship shall be deemed to have occurred as of the first date immediately following the first six months of the leave.
     “Specified Employee” means a Participant who is identified as a ‘specified employee’ in accordance with Treasury Regulation Section 1.409A-1(i), pursuant to a written policy established and maintained by the Company.
     “Supplemental Retirement Plan Benefit” means the frozen supplemental benefit accrued under the Plan as of July 31, 2001, determined on the basis of the provisions of the Plan as in effect on that date.
Article 3
Supplemental Retirement Plan Benefits
          3.1 Supplemental Retirement Plan Benefit. A Participant who has a vested Supplemental Retirement Plan Benefit under the Plan as of July 31, 2001, and has not received or commenced to receive payment of such benefit prior to January 1, 2011, shall be entitled to payment of such vested Supplemental Retirement Plan Benefit at the time and in the form of payment provided in this Article 3. An individual who commenced to receive periodic payments, prior to January 1, 2011, of his or her vested Supplemental Retirement Plan Benefit shall continue to receive such payments pursuant to the method of payment in effect on December 31, 2010. Subject to Section 3.2(b), the vested Supplemental

Retirement Plan Benefit shall be adjusted to reflect the payment of a benefit prior to “Normal Retirement Date”, as defined in the Retirement Plan, in accordance with the actuarial factors set forth in the Retirement Plan, or, the payment of a benefit subsequent to Normal Retirement Date, based upon an interest rate of 7% and the UP84 Mortality Table.
          3.2 Time and Form of Distribution of Supplemental Retirement Plan Benefit. (a) Time of Distribution. Except as otherwise provided in subsection (b) of this Section 3.2, a Participant’s vested Supplemental Retirement Plan Benefit shall be distributed, or commence to be distributed, as follows:
     (i) If the Participant elected a distribution date for his or her vested Supplemental Retirement Plan Benefit pursuant to subsection (d) or (f) of this Section 3.2, the Participant’s vested Supplemental Retirement Plan Benefit shall be distributed, or commence to be distributed, upon such date, provided that if the Participant dies prior to that date, a benefit shall be distributed, or commence to be distributed, to the Participant’s Beneficiary upon the Participant’s death, as provided in Section 4.1.
     (ii) If the Participant did not elect a distribution date for his or her vested Supplemental Retirement Plan Benefit pursuant to subsection (d) or (f) of this Section 3.2, the Participant’s vested Supplemental Retirement Plan Benefit shall be distributed, or commence to be distributed, upon the Participant’s Separation from Service, as provided in Section 4.1, except that, if the Separation from Service preceded January 1, 2009, and a benefit was not payable in 2008, the vested Supplemental Retirement Plan Benefit shall be distributed to the Participant upon the later of the Participant’s attainment of age 65 or June 1, 2009, and provided that, if the Participant dies prior to his or her distribution date, the Participant’s vested Supplemental Retirement Plan Benefit shall be distributed, or commence to be distributed, upon the Participant’s date of death, as provided in Section 4.1.
     (b) Delayed Distributions to Specified Employees. If a Participant is a Specified Employee as of the date of his or her Separation from Service, and the Participant did not elect a distribution date for his or her vested Supplemental Retirement Plan Benefit, pursuant to subsection (d) or (f) of this Section 4.2, that is at least six months after the date of his or her Separation from Service, such Participant’s vested Supplemental Retirement Plan Benefit shall be distributed or commence to be distributed on the first day of the seventh month that begins after the date of the Participant’s Separation from Service, provided that no distribution is required to be delayed pursuant to this Section 3.2(b) beyond the date of the Participant’s death. The payments that otherwise would have been paid to a Specified Employee during the six months following his or her Separation from Service shall be accumulated and paid on the first day of the seventh month that begins after the date of the Participant’s Separation from Service. Any such accumulated payment shall be actuarially increased, pursuant to Appendix B, to reflect the delay in payment imposed under this Section 3.2(b). If a Participant for whom payments are deferred under this Section 3.2(b) dies between the date of Separation from Service and the first day of the seventh month that begins after that date, payments shall not be made under this Section 3.2(b), but instead shall be made under subsection (g) of this Section 3.2.
     (c) Form of Distribution.
     (i) A Participant’s vested Supplemental Retirement Plan Benefit shall be paid to him or her in an annuity, unless he or she elects, under subsection (d) or (f) of this Section 3.2, to receive an Actuarial Equivalent lump sum payment. A Participant who does not elect a lump sum payment under subsection (d) or (f) of this Section 3.2 may select an Actuarial Equivalent annuity described in subsection (c)(ii) of this Section 3.2. If a Participant who did not elect a lump sum payment fails to elect the form of annuity payment, payments shall be made in the form of a life only annuity as described in subsection (c)(ii)(A) of this Section 3.2.
     (ii) Subject to subsection (c)(i) of this Section 3.2, a Participant’s vested Supplemental Retirement Plan Benefit may be paid to the Participant under one of the following annuity options:
     (A) Life Only — equal monthly annuity payments for the life of the Participant;
     (B) 50% Joint & Survivor — equal monthly payments for the life of the Participant, and, upon the death of the Participant, 50% of that amount to be paid for the life of the Participant’s joint annuitant, if surviving;
     (C) 100% Joint & Survivor — equal monthly payments for the life of the Participant, and, upon the death of the Participant, 100% of that amount to be paid for the life of the Participant’s joint annuitant, if surviving.
     (iii) An Actuarial Equivalent lump sum shall be determined under subsection (i) with respect to the vested Supplemental Retirement Plan Benefit, expressed as a monthly annuity benefit payable for the Participant’s life, as described in Section 3.1, on the basis of the provisions of the Retirement Plan that apply for purposes of calculating a lump sum benefit (as if the lump sum were paid from the Retirement Plan), without regard to any changes implemented in the law that were enacted after April 16, 2002, with respect to the calculation of lump sum benefits. An annuity determined under subsection (ii)(B) or (C), shall be the Actuarial Equivalent of the vested Supplemental Retirement Plan Benefit, expressed as a monthly annuity benefit for the Participant’s life, as described in Section 3.1, determined by applying the factors in Appendix A. The annuity determined under subsection (ii)(A) shall be the vested Supplemental Retirement Plan Benefit that is expressed as a monthly annuity benefit payable for the Participant’s life, as described in Section 3.1.
          (d) Election of Time or Form of Distribution. Subject to Sections 3.2(b) and 3.2(e), upon a date that is not later than December 31, 2008, a Participant may elect that his or her vested Supplemental Retirement Plan Benefit shall be distributed or commence to be distributed on a specified date or, if later, the first day of the month following the date of his or her Separation from Service and may elect whether to receive such benefit in a lump sum payment or in an annuity. If a Participant’s date of Separation from Service preceded January 1, 2009, he or she may not elect a distribution date prior to June 1, 2009. If a Participant who is an Employee fails to make an election regarding the date of distribution, his or her vested benefit shall be distributed upon Separation from Service, subject to the terms of subsections (a), (b) and (e) of this Section 3.2. Subject to subsection (e), if a Participant fails to make an election with respect to the form of payment of his or her vested Supplemental Retirement Plan Benefit by December 31, 2008, the Participant shall be deemed to have elected that the vested Supplemental Retirement Plan Benefit be distributed, pursuant to subsection (c)(ii)(A) of this Section 3.2, in a life only annuity, subject to subsections (a), (b) and (e). Notwithstanding the foregoing, after December 31, 2008, a Participant may elect to change his or her election or deemed election pursuant to the provisions of subsection (f) of this Section 3.2.
          (e) Elections Made in 2007 or 2008 as to Time or Form of Distribution. If a Participant’s election was made in 2007 to change the time or form of distribution of a vested Supplemental Retirement Plan Benefit, such new election could not defer to a later year the payment of any amount that would otherwise be payable in 2007 and could not require a payment to be made in 2007 that would otherwise be payable in a later year. Moreover, if an election was made in 2008 to change the time or form of distribution of a Participant’s vested Supplemental Retirement Plan Benefit, such new election could not defer to a later year the payment of any amount that would otherwise be payable in 2008 and could not require a payment to be made in 2008 that would otherwise be payable in a later year.
          (f) Subsequent Elections as to Time or Form of Distribution.
     (i) A Participant shall be permitted to make a written election, at any time after December 31, 2008, that pertains to the time or form of distribution of his or her vested Supplemental Retirement Plan Benefit, provided that any such election must specify a distribution date that is the later of a specified date or the first day of the month following the date of Separation from Service, and, except as otherwise provided in (ii), any election made after December 31, 2008 must satisfy all of the following requirements:
(A)	the election must be made at least twelve months prior to the date on which the distribution would otherwise have been made (or in the case of an annuity, twelve months before the date on which the first payment was scheduled to be made);

(B)	the election may not become effective until at least twelve months after the date on which the election is made; and

(C)	except in the case of an election relating to a distribution to be made upon a Participant’s death, the distribution must be deferred for at least 5 years from the date on which the distribution would otherwise have been made (or in the case of an annuity, for at least 5 years from the date on which the first payment was scheduled to be made).
     (ii) Notwithstanding subsection (i), a Participant who has elected a life annuity for payment of his or her Supplemental Retirement Plan Benefit that is available under Section 3.2(c)(ii) may select another Actuarial Equivalent annuity option that is made available under the Plan, pursuant to said Section 3.2(c)(ii), at any time prior to the benefit commencement date, provided that such Actuarial Equivalent life annuity option has the same scheduled date for the first annuity payment. An election by the Participant to change the identity of a joint annuitant or Beneficiary shall not be treated as a change in the time or form of distribution, provided that the time and form of the distribution are not otherwise changed. Also, an election to change the joint annuitant under a life annuity does not constitute a change in the time and form of payment if the change in the time of payments results solely from the different life expectancy of the new joint annuitant.
     (g) Death before Benefit Commencement Date. If a Participant dies before the benefit commencement date, the Actuarial Equivalent of the vested Supplemental Retirement Plan Benefit shall be paid to the Beneficiary in a lump sum payment or in 120 equal monthly installments, as elected by the Participant. This benefit shall be paid in a lump sum unless the Participant elected 120 equal monthly installment payments pursuant to subsection (d) or subsection (f). The amount of such lump sum shall be determined in accordance with the actuarial assumptions of the Retirement Plan as if such lump sum were paid from the Retirement Plan and the amount of the 120 monthly installments shall be determined on the basis of the actuarial assumptions in Appendix B.
     (h) Death after Benefit Commencement Date. If a Participant dies after his or her benefit commencement date, the benefit, if any, payable following his or her death depends upon the form of benefit payment that is in effect. If a Participant dies after commencing to receive annuity payments under Section 3.2(c)(ii)(A) or, if both the Participant and the joint annuitant die after benefits commence under Section 3.2(c)(ii)(B) or (C), and the sum of the annuity payments made is less than the total lump sum payment the Participant would have received on the benefit commencement date, an amount equal to the excess of the lump sum payment that would have been made on the Participant’s benefit commencement date over the sum of the monthly annuity payments made shall be paid to the Beneficiary in a lump sum.
Article 4
Miscellaneous
          4.1 Distribution Date. Subject to Section 3.2(b), any payment to be made pursuant to Article 3 upon Separation from Service shall be made upon the first day of the month following Separation from Service. Any payment that is made pursuant to Article 3 upon death, shall be made on the first day of the second month following the date of death, except that any annuity payments to a joint annuitant pursuant to Section 3.2(c)(ii)(B) or (C), following the death of the Participant, shall begin on the date, following the date of death, on which the next annuity payment would have been made to the Participant if he or she had survived. Subject to Section 3.2(b), there shall be no interest adjustment for a payment made subsequent to a distribution date.
          4.2 Amendment or Termination. (a) Amendment. The Company, by action of the Committee, reserves the right to amend the Plan at any time, provided that, unless necessary to meet the requirements of applicable law, benefits that have already accrued on behalf of a Participant may not be eliminated or reduced upon amendment of the Plan.
          (b) Termination of Plan. The Company, by action of the Committee, reserves the right, at any time, to terminate the Plan and to distribute all such Supplemental Retirement Plan benefits in lump sum payments as soon as administratively practicable to Participants and Beneficiaries, provided the Plan is terminated in the following circumstances:
     (i) Within 30 days before or 12 months after a change in control of the Company, as defined in Code Section 409A and Treasury Regulation Section 1.409A-3(i)(5), the Company takes irrevocable action to terminate the Plan and all nonqualified deferred compensation arrangements of the same type (i.e., all nonqualified nonaccount balance plans subject to Code Section 409A that are described in Treasury Regulation Section 1.409A-1(c)(2)(i)(C)) maintained by the Company and all members of the Controlled Group, so that each Participant in the Plan is required to receive the lump sum actuarial equivalent present value of his or her Supplemental Retirement Plan Benefit (as calculated by reference to the interest rate and mortality table described in the Retirement Plan as of April 16, 2002) and all participants in such other arrangements are required to receive the actuarial equivalent present value of their benefits under the other arrangements no later than 12 months following the date of such irrevocable action;
     (ii) Within 12 months of a dissolution under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), the Company terminates the Plan, provided that the actuarial equivalent present value of each Participant’s Supplemental Retirement Plan Benefit (as calculated by reference to the interest rate and mortality table described in the Retirement Plan as of April 16, 2002) is distributed in the calendar year in which the Plan is terminated, or the first calendar year in which the distribution is administratively practicable (whichever is later).
     (iii) At the Committee’s discretion, provided that (A) the termination does not occur proximate to a deterioration of the financial health of the Company or a member of the Controlled Group, (B) all nonqualified deferred compensation arrangements of the same type (i.e., all nonqualified nonaccount balance plans subject to Code Section 409A that are described in Treasury Regulation Section 1.409A-1(c)(2)(i)(C)) maintained by the Company and all members of the Controlled Group are terminated with respect to all employees, (C) no payments are made within 12 months after the termination of the Plan (other than payments that would have been payable under the terms of the Plan if the Plan had not terminated), (D) all payments are made within 24 months after the termination of the Plan, and (E) neither the Company nor any member of the Controlled Group adopts a nonqualified deferred compensation arrangement of the same type (i.e., a nonqualified nonaccount balance plan subject to Code Section 409A that is described in Treasury Regulation Section 1.409A-1(c)(2)(i)(C)) for a period of three years, with respect to any employee, following the date of the termination of the Plan. If the Plan is terminated, the actuarial equivalent present value of each Participant’s Supplemental Retirement Plan Benefit (as calculated by reference to the interest rate and mortality table described in the Retirement Plan as of April 16, 2002) shall be paid to the Participant in a lump sum on the first day of the month coinciding with or next following the first anniversary of the termination of the Plan.
          4.3 Withholding. To the extent required by law, Stanley Black & Decker shall withhold taxes from any payment due under the Plan.
          4.4 Administration of the Plan. The Plan shall be administered by the Committee. The Committee is vested with full authority (including full discretionary authority) to administer, interpret, and make rules regarding the Plan as it may deem advisable and to make determinations in its discretion that shall be final, binding, and conclusive upon all persons. No member of the Company’s Board of Directors or the Committee will be liable for any action or determination made in good faith with respect to the Plan.
          4.5 Claims Procedure.
          (a) Any individual who believes he or she is entitled to benefits under the Plan (a “Claimant”) shall file a written claim request with the Committee on such forms as the Committee may require. The Committee shall, upon written request of a Claimant, make available copies of any claim forms or instructions, or advise the Claimant where such forms or instructions may be obtained.
          (b) If a claim is wholly or partially denied, the Committee shall furnish to the Claimant a written or electronic notice of the decision within 90 days. The notice shall be set forth in a manner calculated to be understood by the Claimant. If special circumstances require, the Committee may defer action on a claim for benefits for an additional period of not to exceed 90 days, and, in that case, it shall notify the Claimant in a written or electronic notice prior to the close of the initial 90 day period of the special circumstances involved and the time by which it expects to render a decision. The written or electronic notice of a denial of a claim shall contain the following information:
     (i) The specific reason(s) for denial of the claim;
     (ii) Specific references to pertinent provisions of the Plan upon which the denial is based;
     (iii) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;
     (iv) An explanation of the claims review procedure under the Plan describing the steps to be taken by a Claimant who wishes to submit the claim for review; and the time limits applicable to such procedures, and the Claimant’s right to bring a civil action under Section 502(a) of ERISA within 180 days following an adverse determination on review;
     (c) A Claimant may, with respect to any denied claim:

     (i) Request review upon written application filed within 60 days after receipt by the Claimant of written or electronic notice of the denial of the Claimant’s benefit claim;
     (ii) Review pertinent documents and submit any additional issues and comments in writing;
     (iii) Submit documents, records and other information relating to the claim for benefits;
     (iv) Have reasonable access to, upon request and free of charge, copies of all documents, records, and other information relevant to a benefit claim;
     (v) Have a full and fair review by the Committee of the denial that takes into account all comments, documents, records, and other information relevant to the Claimant’s claim for benefits; and
Any request or submission must be in writing and must be directed to the Committee. The Committee shall have the sole responsibility for the review of any denied claim and shall take all steps appropriate in light of its findings.
          (d) The Committee shall render a decision upon review. If it is determined that any benefits claimed should be denied upon review, written or electronic notice of the same shall be provided to the Claimant. The written or electronic notice of the final decision shall set forth: the specific reason or reasons for the adverse determination; references to the specific Plan provisions on which the benefit determination was based; a statement that advises the Claimant that he or she is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. In addition, the written or electronic notice to Claimant shall describe any voluntary appeal procedures offered under the Plan and the Claimant’s right to obtain information about such procedures and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA within 180 days following receipt of written or electronic notice of denial of the claim for benefits upon review. A final determination by the Committee shall be rendered within a reasonable period of time, not exceeding 60 days, after receipt of the Claimant’s notice of appeal. Under special circumstances, such determination may be delayed for an additional period not to exceed 60 days, in which case the Claimant shall be notified electronically or in writing of the delay prior to the close of the initial 60 day period. However, if the Committee holds regularly scheduled meetings at least quarterly, a final determination by the Committee shall be rendered no later than the date of the first meeting of the Committee after receipt of the Claimant’s notice of appeal, unless the receipt of the Claimant’s notice of appeal is within the 30 day period preceding the date of the next scheduled meeting of the Committee. In such case, a final determination by the Committee shall be rendered no later than the date of the second meeting of the Committee after receipt of the Claimant’s notice of appeal. Under special circumstances, such determination may be delayed to the date of the third meeting of the Committee after receipt of the Claimant’s notice of appeal, in which case the Claimant shall be notified electronically or in writing of the delay prior to the commencement of the extension period.
          4.6 Governing Text. The Plan, including any amendments, shall constitute the entire agreement between Stanley Black & Decker and any Employee, Participant or Beneficiary regarding the subject matter of the Plan. The Plan, including any amendments, shall be binding on Stanley Black & Decker, Employees, Participants, Beneficiaries, and their respective heirs, administrators, trustees, successors and assigns.
          4.7 Enforceability of Plan Provisions. If any provision of the Plan shall, to any extent, be invalid or unenforceable, the remainder of the Plan shall not be affected, and each other provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

          4.8 Rights of Persons Entitled to Benefits. Any person entitled to receive benefits under the Plan shall have the rights of an unsecured general creditor of Stanley Black & Decker.
          4.9 Nonassignability.
          (a) The right of any individual to a benefit under the Plan shall not be subject to attachment or other legal process for the debts of such individual and an individual’s benefit under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
          4.10 Special Distributions. Whenever, in the opinion of the Committee, a person entitled to receive a benefit under the Plan is unable to manage his or her financial affairs, the Committee may direct that payment be made to a legal representative or relative of such person for his or her benefit. Alternatively, the Committee may direct that any payment for such person be applied for the benefit of such person in such manner as the Committee considers advisable. Any payment made in accordance with this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.
          4.11 Terms of Employment. Participation in the Plan shall not give an individual any right to remain in the service of Stanley Black & Decker, and an individual shall remain subject to discharge to the same extent as if the Plan had not been adopted.

STANLEY BLACK & DECKER, INC.
By
Title:
Date:

APPENDIX A
STANLEY BLACK & DECKER,
SUPPLEMENTAL RETIREMENT PLAN
Assumptions for Determining Actuarial Equivalence under Section 3.2(c) of the Plan:

Interest:	5%

Mortality:	1994 Uninsured Pensioners Mortality Table (UP94)

APPENDIX B
SUPPLEMENTAL RETIREMENT PLAN
Deferred Payments Described Under Section 3.2(b) of the Plan
Deferred payments under Section 3.2(b) shall be adjusted utilizing the interest rate prescribed in Code Section 417(e) that is in effect during October of the calendar year preceding the calendar year that includes the date of Separation from Service.